COMPANY CONTACT:
Rhonda F. Rhyne, President
rrhyne@cardiodynamics.com
800-778-4825 Ext. 1013

CardioDynamics Reports Fiscal Third Quarter 2007 Results,
Third Consecutive Quarterly Revenue Growth
Over Prior Year

Company Announces 15% Increase In Proprietary ICG Sensor Revenue

SAN DIEGO, CA—October 9, 2007--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ® Impedance Cardiography (ICG) technology, today reported financial results for fiscal third quarter 2007. Operating results are for the ICG business only and do not include results for Vermed which was sold on August 31, 2007.

Sales Highlights of Third Quarter 2007 Compared with Third Quarter 2006

•	Net ICG sales increased 8% to $5.6 million, up from $5.2 million

•	ICG sensor revenue increased 15% to $1.8 million, or 32% of total sales, up from $1.5 million in third quarter 2006, and increased 5% sequentially over second quarter 2007

•	7,532 ICG monitors and modules sold to date, up 11% from 6,804 one year ago

•	ICG monitor sales totaled 121 units, 93 of which were BioZ Dx systems, 19 BioZ monitors, and 9 Medis ICG monitors, up from 119 ICG monitors in the third quarter of 2006

•
Field headcount totaled 64 field associates, including 32 U.S. territory managers and 20 clinical application specialists, compared with 59 field associates, including 32 U.S. territory managers and 18 clinical application specialists

Key Financial Results of Third Quarter 2007 Compared with Third Quarter 2006

•	ICG gross profit margin was 72%, up from 61%

•	Loss from continuing operations improved 22% to $1.2 million, compared to a loss from operations of $1.5 million a year ago

•
Net loss was $853,000, or ($0.02) per diluted share, compared to net income of $665,000, or $0.01 per diluted share, which includes a $2.2 million gain on derivative instruments, for the same period a year ago

•	Cash, cash equivalents and short term investments increased $4.0 million to $8.4 million, up from $4.4 million on August 31, 2006, principally as a result of the sale of Vermed

•	Bank debt of $1.5 million was retired

Additional Key Operating Milestones for the Third Quarter 2007

•	Completed $8 million sale of Vermed business

•	Obtained expanded hypertension coverage from local Medicare contractors for ICG technology in Georgia, Alabama, Mississippi, and South Carolina

•
Presented new ICG hypertension evidence providing framework for new hypertension research strategy targeted to address questions raised in the 2006 Medicare reconsideration of ICG coverage for high blood pressure

•	Entered into strategic alliance agreement with Amarex Clinical Research which enables advanced data analysis services through Amarex’s Secure WebView Portal for pharmaceutical clinical trial research

Third Quarter 2007 Operating Results Discussion

The Company reported a net sales increase of 8% to $5.6 million for the third fiscal quarter 2007 and a 12% year-to-date increase to $15.7 million, up from $14.1 million for the same period a year ago. Third quarter ICG sales growth was driven by a combination of 15% increase in ICG sensor revenue and 13% improvement in capital sales productivity of the domestic direct sales force. The increased productivity was the result of improved training and sales success of newer territory managers and also positive early results from Phoenix Growth Initiative programs.

ICG Sensor revenue was $1.8 million in the third quarter of 2007, growing 15% from $1.5 million in the same period in 2006, and 5% sequentially from second quarter 2007. Sensor revenue growth was attributed to the clinical sales team’s ongoing focused customer service efforts and increased use of the BioZ Assessment Process (BAP), which assists physician offices in appropriately assessing which patients could benefit from BioZ data. To date, there are over 1,600 offices who have initiated the BAP into assessment of patients.

Gross margin as a percentage of sales increased from 61% to 72% in the third quarter of 2007, largely due to average unit sales price improvements, increased mix of recurring sensor revenue, lower inventory reserve requirements, and reduced indirect manufacturing cost allocations.

Operating expenses increased 11% compared with the same period in 2006 driven primarily by a 17% increased in sales and marketing expenses, including addition of clinical application specialists and a greater allocation of customer service and technical support department costs that were previously allocated to cost of sales.

The operating loss improved 22% to $1.2 million, compared to an operating loss of $1.5 million for the same period in 2006. The year-to-date operating loss was $4.0 million, a 43% improvement, from the same period in 2006 of $7.1 million

CEO Comments and Outlook

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, “Achieving our third consecutive quarterly year-over-year revenue growth and 12% growth year-to-date is encouraging and a testament to the continued growth potential for ICG. The strong progression of sensor revenue seen over the past two quarters demonstrates the effectiveness of our clinical application specialist team to improve customers’ clinical understanding of ICG and maximize physician office workflow integration. We were pleased with the steady improvement in our key operating metrics including a 13% increase in sales productivity of our direct sales team, 15% growth in ICG sensor revenue, 11% expansion in ICG gross margins, and 22% reduction in operating loss. Our goal remains to return to positive operating cash flow and profitability as quickly as possible while making judicious investments that will drive increased revenue growth and help establish ICG in the treatment guidelines for heart failure and hypertension over the next five years.”

Perry continued, “The sale of Vermed was completed efficiency and, now with over $8 million in cash, we have increased financial resources to devote to the growth of our proprietary ICG business. Recently, we announced our plan to accelerate the return to profitability and this has injected renewed energy and excitement into our employees. The Phoenix Growth Initiative is stimulating teamwork across all functions and providing new opportunities for revenue growth. An initial project, the Legacy Investment Program™, designed to revitalize the early adopters of BioZ technology, was well received by our customers and is helping drive increased customer satisfaction, recurring revenue, and capital sales.”

Conference Call Information

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics’ third quarter 2007 results in a conference call today, Tuesday October 9, 2007, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company’s website at www.cdic.com or at
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86923&eventID=1657461

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as expectation of the continued revenue growth path, accelerated return to profitability and the benefits of sales initiatives, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early stage companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

CardioDynamics International Corporation

In thousands, except per share data (unaudited)

Selected Consolidated Operational Results	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2007	2006	2007	2006
Net sales	$5,591	$5,162	$15,699	$14,075
Cost of sales	1,554	1,988	4,740	5,569
Gross margin	4,037	3,174	10,959	8,506
Research and development	420	415	1,317	1,480
Selling and marketing	3,977	3,395	11,101	11,069
General and administrative	772	827	2,437	2,935
Amortization of intangible assets	30	33	115	87
Loss from operations	(1,162)	(1,496)	(4,011)	(7,065)
Gain on derivative instruments	-	2,158	-	1,464
Other expense, net	(232)	(202)	(680)	(506)
Income (loss) before income taxes and minority interest	(1,394)	460	(4,691)	(6,107)
Income tax benefit (provision)	56	(23)	(195)	(114)
Minority interest in (income) loss of subsidiary	(11)	1	(45)	(19)
Income (loss) from discontinued operations	496	227	(10,614)	676
Net income (loss)	$(853)	$665	$(15,545)	$(5,564)
Net income (loss) per common share:
Basic	$(0.02)	$0.01	$(0.32)	$(0.11)
Diluted	$(0.02)	$0.01	$(0.32)	$(0.11)
Weighted-average shares used in per share calculation:
Basic	49,215	48,827	49,027	48,815
Diluted	49,215	48,833	49,027	48,815

Selected Consolidated Balance Sheet Data	August 31,	November 30,
	2007	2006
Cash and cash equivalents	$8,354	$2,368
Short-term investments		1,510
Accounts receivable, net	3,761	4,587
Inventory, net	2,128	2,727
Total current assets	15,013	15,517
Long-term assets	4,695	20,871
Total assets	19,708	36,388
Total current liabilities	4,912	5,884
Long-term liabilities	4,178	4,796
Total liabilities	9,090	10,680
Minority interest	360	302
Shareholders' equity	10,258	25,406